Exhibit 4.1

FORM OF

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement (this “Amendment”) is entered into as of March 25, 2013 by and among Monitronics International, Inc., a Texas corporation (“Borrower”) and Bank of America, N.A., individually and as administrative agent (the “Administrative Agent”).

RECITALS

A.                                    Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement dated as of March 23, 2012, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012 (the “Credit Agreement”).

B.                                    The Borrower desires to refinance all of the existing Term Loans outstanding under the Credit Agreement (the “Outstanding Term Loans”) and to amend the existing terms of its Revolving Credit Commitments, Revolving Credit Loans and Letters of Credit;

C.                                    The Term Loans will be provided (i) in part by Persons who are Term Lenders on the date hereof (each, an “Existing Term Lender”; and each Existing Term Lender that converts pursuant to this Amendment, a “Converting Term Lender”) and who agree to convert all of their Outstanding Term Loans (each such Outstanding Term Loan, a “Converting Term Loan”) to Term B Loans (as defined in this Amendment) by execution and delivery of a consent to this Amendment (“Consent”) substantially in the form of Exhibit A hereto; and (ii) in part by additional Persons that will execute and deliver a joinder to this Agreement (“Joinder”) substantially in the form of Exhibit B hereto, pursuant to which each such Person shall become a Lender (an “Additional Term B Lender”) with respect to Term B Loans (such Term B Loans, “Additional Term B Loans”) in an aggregate principal amount equal to the amount set forth on the signature page of such Person’s Joinder.

D.                                    Upon effectiveness of this Amendment, (i) each Converting Term Lender shall be deemed to have converted all of its Outstanding Term Loans to Term B Loans with no actual repayment; (ii) each Additional Term B Lender will make its Additional Term B Loan and the Borrower will prepay the Outstanding Term Loans of the Lenders that are not Converting Term Lenders (“Non-Converting Term Loans”) with cash proceeds of the Additional Term B Loans; and (iii) certain other provisions of the Credit Agreement will be amended as provided in this Amendment.  This Amendment, the conversion of the Converting Term Loans, the replacement of the Non-Converting Term Loans, the amendments to the terms of the Revolving Credit Commitments, Revolving Credit Loans and Letters of Credit, and all related transactions are hereinafter collectively referred to as the “Transaction”.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                      Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Credit Agreement.

2.                                      Interpretation.  The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

3.                                      Amendments to Credit Agreement.  Upon the Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a)                                 The defined term “Applicable Percentage” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustments as provided in Section 2.14.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

(b)                                 The defined term “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Applicable Rate” means (a) with respect to the Revolving Credit Facility, 2.75% per annum for Base Rate Loans and 3.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (b) with respect to the Term Facility, 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans (or with respect to any Term Loans issued pursuant to Section 2.16 of this Agreement, such rates as set forth in the applicable Joinder Agreement).

(c)                                  The defined term “Consolidated Net Income” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for any period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso), (d) any gains (or losses) realized as a result of the recognition of non-recurring credits (or charges) for such period, and (e) any gains (or losses) resulting from any Discounted Voluntary Prepayment pursuant to Section 2.17.

(d)                                 The initial paragraph of the defined term “Eligible RMR” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Eligible RMR” means, as of any time, 100% of the aggregate amount of RMR subject to billing under Monitoring Contracts between customers and the Loan Parties and 14.6/28 of RMR under agreements to provide wholesale monitoring services in effect in which no person other than the Loan Parties or any of their Subsidiaries and the Administrative Agent has any interest (other than Liens permitted by Section 7.01 to the extent junior to the Lien of the Administrative Agent and Liens permitted by Section 7.01(m)), net of any amounts per month payable to any person as a percentage of RMR or in the nature of discounting, factoring or other accounts receivable financing (if permitted), provided, however, that Eligible RMR will not include any revenue:

(e)                                  The defined term “Eurodollar Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i)  LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

Notwithstanding the foregoing, in no event shall the Eurodollar Rate be less than 1.00%.

(f)                                   The defined term “FATCA” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

(g)                                  The defined term “Maturity Date” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Maturity Date” means (a) with respect to the Revolving Credit Facility, December 22, 2017, and (b) with respect to the Term Facility, March 23, 2018 (or with respect to any Term Loans issued pursuant to Section 2.16 of this Agreement, such later date set forth in the applicable Joinder Agreement); provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

(h)                                 The defined term “Restricted Payment” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment.

(i)                                     The defined term “Sanction(s)” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

(j)                                    The defined term “Term Borrowing” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a), Section 2.01(c) or pursuant to the applicable Joinder Agreement delivered in connection with an issuance of Term Loans pursuant to Section 2.16 of this Agreement.

(k)                                 The defined term “Term Commitment” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Term Commitment” means, as to each Term  Lender, (a) its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, (b) its Term B Commitment, or (c) its commitment to make Term Loans pursuant to the applicable Joinder Agreement delivered in connection with an issuance of Term Loans pursuant to Section 2.16 of this Agreement.

(l)                                     The defined term “Term Facility” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Term Facility” means, at any time, (a) the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time, including, without limitation, the Term B Loans advanced or converted on the Amendment No. 2 Effective Date, and any Term Loans issued pursuant to Section 2.16 of this Agreement and (b) prior to the issuance of any Term Loans, the aggregate principal amount of the Term Commitments with respect to such Term Loans.

(m)                             The defined term “Term Lender” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Term Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time, including, without limitation, the Term B Lenders and any Lenders issuing Term Loans pursuant to Section 2.16 of this Agreement.

(n)                                 The defined term “Term Loan” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

“Term Loan” means an advance made by any Term Lender under the Term Facility, including, without limitation, the Term B Loans advanced or converted on the Amendment No. 2 Effective Date, and any Term Loans issued pursuant to Section 2.16 of this Agreement.

(o)                                 Section 1.01 of the Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:

“Acceptable Discount” has the meaning specified in Section 2.17(c).

“Acceptance Date” has the meaning specified in Section 2.17(b).

“Additional Term B Commitment” means, with respect to an Additional Term B Lender, the commitment of such Additional Term B Lender to make an Additional Term B Loan on the Amendment No. 2 Effective Date in the amount set forth on the joinder agreement of such Additional Term B Lender in the form attached to Amendment No. 2 as Exhibit B.

“Additional Term B Lender” means a Person with an Additional Term B Commitment to make Additional Term B Loans to the Borrower on the Amendment No. 2 Effective Date, which for the avoidance of doubt may be an Existing Term Lender, and which shall constitute a “Lender” under the Credit Agreement as of the Amendment No. 2 Effective Date.

“Additional Term B Loan” means a Loan that is made in respect of an Additional Term B Commitment pursuant to Section 2.01(c)(ii) on the Amendment No. 2 Effective Date.

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement dated as of March 25, 2013.

“Amendment No. 2 Effective Date” means March 25, 2013, the “Effective Date” as defined in Amendment No. 2.

“Applicable Discount” has the meaning specified in Section 2.17(c).

“Converting Term Lender” means each Existing Term Lender that has elected to convert its Existing Term Loans to Term B Loans pursuant to Amendment No. 2.

“Converting Term Loans” means each Existing Term Loan as to which the Lender thereof is a Converting Term Lender.

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.17(b).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.17(a).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.17(e).

“Discount Range” has the meaning specified in Section 2.17(b).

“Existing Agreement” means this Agreement as in effect immediately prior to the Amendment No. 2 Effective Date.

“Existing Term Lender” means a Term Lender that holds Existing Term Loans immediately prior to the Amendment No. 2 Effective Date.

“Existing Term Loan” means each “Term Loan” as defined in the Existing Agreement.

“Joinder Agreement” has the meaning specified in Section 2.16(f).

“Lender Participation Notice” has the meaning specified in Section 2.17(c).

“Non-Converting Term Loan” means each Term Loan outstanding immediately prior to the Amendment No. 2 Effective Date other than a Converting Term Loan.

“Offered Loans” has the meaning specified in Section 2.17(c).

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.17(b).

“Qualifying Lenders” has the meaning specified in Section 2.17(d).

“Qualifying Loans” has the meaning specified in Section 2.17(d).

“Term B Commitment” means, with respect to a Lender, (x) such Lender’s Additional Term B Commitment and (y) the agreement of such Lender to convert the principal amount of its Term Loans (as set forth in such Lender’s Consent (as defined in Amendment No. 2)) for an equal principal amount of Term B Loans on the Amendment No. 2 Effective Date.

“Term B Lender” means each Additional Term B Lender and Converting Term Lender.

“Term B Loan” means any loan converted or made pursuant to clauses (i) or (ii) of Section 2.01(c), respectively.

(p)                                 Section 2.01 of the Credit Agreement is hereby amended by adding the following clause (c) at the end thereof to read in full as follows:

(c) Subject to the terms and conditions set forth herein and in Amendment No. 2:

(i)                                     Each Converting Term Lender severally agrees that its Converting Term Loans are hereby converted to a like principal amount of Term B Loans on the Amendment No. 2 Effective Date. All Converting Term Loans will have the Types and Interest Periods specified in the Committed Loan Notice delivered in connection therewith. All accrued and unpaid interest on the Converting Term Loans to, but not including, the Amendment No. 2 Effective Date shall be payable on the Amendment No. 2 Effective Date, but no amounts under Section 3.05 shall be payable in connection with such conversion.

(ii)                                  Each Additional Term B Lender severally agrees to make an Additional Term B Loan to the Borrower on the Amendment No. 2 Effective Date in the principal amount equal to its Additional Term B Commitment on the Amendment No. 2 Effective Date. The Borrower shall prepay the aggregate principal amount of the Non-Converting Term Loans with the aggregate gross proceeds of the Additional Term B Loans, concurrently with the receipt thereof. All Additional Term B Loans will have the Types and Interest Periods specified in the Committed Loan Notice delivered in connection therewith. All accrued and unpaid interest on the Non-Converting Term Loans to, but not including, the Amendment No. 2 Effective Date shall be payable on the Amendment No. 2

Effective Date, and the Borrower will make any payments required under Section 3.05 with respect to the Non-Converting Term Loans in accordance therewith.

(iii)                               The Term B Loans shall have the same terms as the Term Loans as set forth in the Credit Agreement and the Loan Documents before giving effect to Amendment No. 2, except as modified by Amendment No. 2; it being understood that the Term B Loans (and all principal, interest and other amounts in respect thereof) will constitute “Obligations” under this Agreement and the other Loan Documents and shall have the same rights and obligations under this Agreement and other Loan Documents as the Term Loans prior to the Amendment No. 2 Effective Date, except as explicitly modified by Amendment No. 2.

(q)                                 Section 2.04(a)(i) of the Credit Agreement is hereby deleted and replaced with the following:

(i)                                     Subject to Section 2.04(a)(ii) and the last sentence of this Section 2.04(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the Facility (and, in the case of the Term Facility, the repayment installations), the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.14, each prepayment of the outstanding Term Loans pursuant to this Section 2.04(a)(i) shall be applied to the principal repayment installments thereof as directed by the Borrower.  Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term Facility pursuant to this Section 2.04(a)(i) during the period from the Closing Date through the date ten Business Days thereafter.

(r)                                    Section 2.04(a)(ii) of the Credit Agreement is hereby deleted and replaced with the following:

(ii)                                  In the event that, on or prior to the six month anniversary of the Amendment No. 2 Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term Loans outstanding immediately prior to such amendment which are the subject of such Repricing Transaction.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(s)                                   Section 2.04(b)(i) of the Credit Agreement is hereby deleted and replaced with the following:

(i)                                     Commencing with the fiscal year ending December 31, 2013, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans (such prepayments to be applied as set forth in clauses (v) and (viii) below) equal to the positive amount (if any) rounded down to an integral of $100,000 of (A) 50% of Excess Cash Flow for the fiscal year covered by such financial statements minus (B) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.04(a)(i) during such period and the aggregate principal amount of Term Loans prepaid pursuant to Section 2.17 to the extent funded with internally generated cash (it being understood and agreed that such amount shall be the amount of the applicable Discounted Voluntary Prepayment as opposed to the par value of the Term Loans prepaid).

(t)                                    Section 2.05(b)(i) of the Credit Agreement is hereby deleted and replaced with the following:

(i)                                     Upon each Term Borrowing, the Term Commitments with respect thereto shall be automatically and permanently reduced to zero.

(u)                                 Section 2.06(a) of the Credit Agreement is hereby deleted and replaced with the following:

(a)                                 Term Loans.  The Borrower shall repay to the Term Lenders on the last day of each quarter an amount equal to 0.25% of the initial aggregate principal amount of each Term Loan (or, in the case of Term B Loans, of the aggregate principal amount of Term B Loans outstanding immediately after giving effect to Amendment No. 2), which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04 or Section 2.17.  The final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.  Notwithstanding the foregoing, the amortization and Maturity Date with respect to any Term Loans issued pursuant to Section 2.16 of this Agreement shall be as set forth in the applicable Joinder Agreement.

(v)                                 Clause (ii) of the proviso in Section 2.12 of the Credit Agreement is hereby deleted and replaced with the following:

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including pursuant to Section 2.04(a),  Section 2.17 and in connection with the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.13, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

(w)                               Section 2.16(f) of the Credit Agreement is hereby deleted and replaced with the following:

(f)                                   Amendments; Joinder Agreements.  Each of the parties hereto hereby agrees that, upon the effectiveness of any increase of the Term Facility pursuant to this Section 2.16, this Agreement may be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the new Term Loans evidenced thereby as provided for in the last paragraph of Section 10.01.  Any such deemed amendment may be memorialized in an agreement among each Lender providing such increase, the Administrative Agent and the Borrower in the form attached hereto as Exhibit N (a “Joinder Agreement”) setting forth the applicable terms of the Term Loans issued pursuant thereto or in any other writing agreed to by the Administrative Agent and the Borrower and furnished to the other parties hereto.  Each new Lender shall deliver such incremental commitment agreements and other documentation as the Borrower and the Administrative Agent shall reasonably request.

(x)                                 Article II of the Credit Agreement is hereby amended by adding a new Section 2.17 to read in full as follows:

2.17                        Prepayments Below Par.

(a)                                 Borrower’s Right to Prepay.  The Borrower shall have the right at any time and from time to time to prepay the Term Loans at a discount to the par value of the Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.17, provided that (i) immediately after giving effect to the Discounted Voluntary Prepayment, no Revolving Credit Loans shall be outstanding and no Default shall have occurred and be continuing or would result from the Discounted Voluntary Prepayment, (ii) any Discounted Voluntary Prepayment shall be offered to all holders of the Term Loans and (iii) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that the Borrower does not have any material non-public information that has not been disclosed to the Lenders that could reasonably be expected to have a material effect on the Lenders’ decision to accept a Discounted Voluntary Prepayment and (3) stating that each of the conditions to such Discounted Prepayment Option Notice contained in this Section 2.17 has been satisfied.  Any Term Loans prepaid pursuant to this Section 2.17 shall be deemed to be immediately cancelled and may not be reborrowed.

(b)                                 Notice.  To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay all or a portion of the Term Loans in an aggregate principal amount specified therein by Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of the Term Loan as specified below.  The Proposed Discounted Prepayment Amount shall not be less than $1,000,000 (unless otherwise agreed by the Administrative Agent).  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (i) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Term Loans (the “Discount Range”), and (ii) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least 5 Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(c)                                  Lender Acceptance.  Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each Term Lender thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice (each, a “Lender Participation Notice”), it being understood that a Lender may deliver more than one Lender Participation Notice, and that each such Lender Participation Notice of such Lender shall constitute an independent and unconditional offer, and no such Lender Participation Notice may be contingent on the making of any prepayment with respect to the Offered Loans (defined below) in respect of any other Lender Participation Notice, or otherwise be contingent or conditional in any way, to the Administrative Agent setting forth (i) a maximum acceptable discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the portion of the Term Loans to be prepaid) and (ii) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent and the Borrower) of the Term Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”).  Based on the Acceptable Discounts and principal amounts of the Offered Loans, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for the portion of the Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (y) the percentage specified by the Borrower if such Borrower has selected a single percentage pursuant to Section 2.17(b) for the Discounted Voluntary Prepayment or (z) otherwise, the highest Acceptable Discount at which the Borrower can prepay Offered Loans in a principal amount at least equal to the Proposed Discounted Prepayment Amount (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that less than the Proposed Discounted Prepayment Amount can be prepaid at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below).  Any Lender whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of its portion of the Term Loans at any discount to their par value within the Discount Range.

(d)                                 Allocation.  The Borrower shall make a Discounted Voluntary Prepayment by prepaying the portion of the Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts (subject to rounding requirements specified by the Administrative Agent and the Borrower).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than or equal to the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(e)                                  Payment Mechanics.  Each Discounted Voluntary Prepayment shall be made within 10 Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty, upon irrevocable notice (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 12:00 p.m., 3 Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date of the Discounted Voluntary Prepayment, the principal amount of the Qualifying Loans to be prepaid and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount, on the applicable portion of the Qualifying Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.  The par principal amount of each Discounted Voluntary Prepayment of the Term Loans shall be applied ratably to reduce the remaining installments of such Term Loans.

(f)                                   Additional Procedures.  To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.17(b) above) established by the Administrative Agent and the Borrower.

(y)                                 Article V of the Credit Agreement is hereby amended by adding a new Section 5.27 to read in full as follows:

5.27                        OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of the Borrower, any director or officer thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

(z)                                  Section 6.02(k) of the Credit Agreement is hereby deleted and replaced with the following:

(k)                                 as soon as available, and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower (including the fiscal quarter which began prior to the Closing Date) and within 120 days after the end of each fiscal year of the Borrower:

(i)                                     a rolling 12-month attrition report (including unit and dollar attrition);

(ii)                                  a roll-forward schedule of all RMR and all Eligible RMR (in both accounts and dollar RMR) for the prior twelve (12) months; and

(iii)                               a report regarding credit scores for all customers.

(aa)                          Section 6.02(l) of the Credit Agreement is hereby deleted and replaced with the following:

(l)                                     as soon as available, and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower (including the fiscal quarter which began prior to the Closing Date) and within 120 days after the end of each fiscal year of the Borrower a report summarizing completed acquisitions permitted under Section 7.03(h).

(bb)                          Section 7.01 of the Credit Agreement is hereby amended by deleting the word “and” at the conclusion of the Section 7.01(k), replacing the “.” at the conclusion of Section 7.01(l) with “; and” and adding a new Section 7.01(m) to read in full as follows:

(m)                             Liens on Monitoring Contracts acquired from new Approved Alarm Dealers that secure residual contingent obligations to previous buyers of Monitoring Contracts from such Approved Alarm Dealers that will be terminated in the ordinary course of business; provided that, upon each such acquisition, the percentage of the Loan Parties’ Monitoring Contracts subject to such Liens shall not exceed 5% of all of the Loan Parties’ Monitoring Contracts.

(cc)                            Section 7.02(d) of the Credit Agreement is hereby deleted and replaced with the following:

(d)                                 Indebtedness under the Senior Unsecured Note Documents, additional senior unsecured notes (including additional senior unsecured notes under the Senior Unsecured Note Documents), other unsecured Indebtedness and any refinancings, refundings, renewals or extensions thereof; provided that with respect to the issuance or incurrence of any such Indebtedness (i) no Default or Event of Default has occurred and is continuing, (ii) after giving effect to the issuance of such Indebtedness the Borrower is in pro forma compliance with Section 7.11(a), and (iii) the maturity date of any such Indebtedness is not prior to September 23, 2018;

(dd)                          Section 7.03(h) of the Credit Agreement is hereby deleted and replaced with the following:

(h)                                 (i) acquisitions of Monitoring Contracts pursuant to an Approved Alarm Purchase Agreement or (ii) acquisitions of portfolios of Monitoring Contracts (in each case, a “Permitted Portfolio Purchase”) so long as the Aggregate Purchase Price for each such Permitted Portfolio Purchase does not exceed $75,000,000, individually;

(ee)                            Section 10.06(b)(iii)(A) of the Credit Agreement is hereby amended by deleting the last proviso thereto and replacing it with the following:

; and provided, further, that the Borrower’s consent shall not be required in connection with assignments by the Arrangers and Affiliates thereof in connection with the primary syndication of the Term B Loans;

(ff)                              Section 10.18 of the Credit Agreement is hereby deleted and replaced with the following:

10.18                 USA PATRIOT Act; Sanctions.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.  The Borrower will not use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is known by any Responsible Officer of the Borrower to be the subject of Sanctions.

(gg)                            The exhibits to the Credit Agreement are hereby amended by adding Exhibit N in the form of the exhibit attached hereto as Exhibit D.

4.                                      Representations and Warranties of Borrower.  Borrower represents and warrants as of the date hereof that:

(a)                                 The execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary corporate action and that this Amendment and the Credit Agreement (as amended hereby) constitute the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally;

(b)                                 The representations and warranties of Borrower contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct on and as of the date hereof in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except that the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively; and

(c)                                  No Default exists, or will result from the Term B Loans made by the Term B Lenders on the Effective Date or the application of the proceeds thereof.

5.                                      Effective Date.  This Amendment shall become effective (the “Effective Date”) upon the satisfaction of the following conditions:

(a)                                 The Administrative Agent (or its counsel) shall have received from (i) each Term B Lender with a Term B Commitment, (ii) the Administrative Agent, (iii) the Borrower and (iv) Required Lenders as of immediately prior to the Effective Date, (x) a counterpart of this Amendment signed on behalf of such party or (y) a Consent. The Administrative Agent shall have received from each Additional Term B Lender an executed counterpart to a Joinder Agreement in the form of Exhibit B hereto.

(b)                                 Each of the Guarantors and the Parent shall have executed and delivered to the Administrative Agent a Reaffirmation of Loan Documents in the form of Exhibit C hereto.

(c)                                  The Administrative Agent shall have received a Note executed by the Borrower in favor of each Term B Lender requesting a Note.

(d)                                 The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of each Loan Party and the Parent as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party and the Parent is a party or is to be a party.

(e)                                  The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party and the Parent is duly organized or formed, and that each Loan Party and the Parent is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization.

(f)                                   The Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying (i) that the conditions specified in Section 4.02(a) and (b) of the Credit Agreement have been satisfied, (ii) that there has been no event or circumstance since December 31, 2012 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (iii) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(g)                                  The Administrative Agent shall have received a certificate of the Borrower attesting to the Solvency of the Borrower and the Loan Parties taken as a whole before and after giving effect to the Transaction, signed by the Borrower’s chief financial officer in form and substance acceptable to the Administrative Agent.

(h)                                 The Administrative Agent shall have received a favorable opinion of counsel and of appropriate local counsel to the Loan Parties and the Parent, addressed to the Administrative Agent and each Lender party hereto, in form and substance acceptable to the Administrative Agent.

(i)                                     Borrower shall have paid to the Administrative Agent all fees, costs and expenses payable to the Administrative Agent and Lenders pursuant to or in connection with this Amendment, it being agreed that the fees and expenses of counsel shall be paid promptly on a post-closing basis.

(j)                                    Each Additional Term B Lender and the Administrative Agent shall have received all documentation and other information about the Loan Parties and the Parent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) that has been requested in writing at least 5 Business Days prior to the Effective Date.

(k)                                 The Administrative Agent shall have received, in form and substance satisfactory to it, such additional certificates, documents and other information as the Administrative Agent shall reasonably require.

6.                                      Reference to and Effect Upon the Credit Agreement.

(a)                                 Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)                                 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

7.                                      Reservation of Rights.  Borrower acknowledges and agrees that neither the execution nor the delivery by the Administrative Agent and the Lenders of this Amendment, shall be deemed to create a course of dealing or otherwise obligate the Administrative Agent or any Lender to execute similar documents under the same or similar circumstances in the future.

8.                                      Costs and Expenses.                                 Borrower hereby affirms its obligation under Section 10.04 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of counsel for the Administrative Agent with respect thereto.

9.                                      Governing Law; etc.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.  This Amendment is subject to the provisions of Sections 10.14 and 10.15 of the Credit Agreement relating to submission to jurisdiction, venue, service of process and waiver of right to trial by jury, the provisions which are by this reference incorporated herein in full.

10.                               Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.                               Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Amendment.

12.                               Severability.  If any provision of this Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

EXHIBIT A

CONSENT TO AMENDMENT NO. 2

CONSENT (this “Consent”) to Amendment No. 2 to Credit Agreement, dated as of March [    ], 2013 (the “Amendment”) by and among the Borrower, and the Administrative Agent, to the Credit Agreement dated as of March 23, 2012, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012, among Monitronics International, Inc., Bank of America, N.A., as administrative agent, and each lender from time to time party thereto (the “Credit Agreement”). Unless otherwise defined herein, terms used herein shall have the meanings given to them in the Amendment.

Term B Lenders

The undersigned Term Lender hereby irrevocably and unconditionally approves the Amendment and consents to the conversion of 100% of the outstanding principal amount of the Term Loans held by such Lender into Term B Loans in a like principal amount.  The outstanding principal amount of the Term Loans held by such Lender is $                          .

Revolving Credit Lenders

The undersigned Revolving Credit Lender hereby irrevocably and unconditionally approves the Amendment and the continuation of its Revolving Credit Commitments.

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer.

EXHIBIT B

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of March [    ], 2013 (this “Agreement”), by and among [ADDITIONAL TERM B LENDERS] (each, an “Additional Term B Lender”), MONITRONICS INTERNATIONAL, INC., a Texas corporation (the “Borrower”), and BANK OF AMERICA, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of March 23, 2012, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012 and Amendment No. 2 to Credit Agreement dated as of March 25, 2013 (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent, and each lender from time to time party thereto (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish Additional Term B Commitments with Additional Term B Lenders; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Additional Term B Lenders shall become Term Lenders pursuant to one or more joinders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Term B Lender hereby agrees to provide the respective Additional Term B Commitment set forth on its signature page hereto pursuant to and in accordance with Section 2.01(c) of the Credit Agreement. The Additional Term B Commitments provided pursuant to this Agreement shall be subject to all of the terms in the Credit Agreement and to the conditions set forth in the Credit Agreement, and shall be entitled to all the benefits afforded by the Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty Agreement and security interests created by the Collateral Documents.

Each Additional Term B Lender and the Administrative Agent acknowledge and agree that the Additional Term B Commitments provided pursuant to this Agreement shall constitute Term Commitments for all purposes of the Credit Agreement and the other applicable Loan Documents. Each Additional Term B Lender hereby agrees to make an Additional Term B Loan to the Borrower in an amount equal to its Additional Term B Commitment set forth on its signature page hereto on the Amendment No. 2 Effective Date in accordance with Section 2.01(c) of the Credit Agreement.

Each Additional Term B Lender (i) confirms it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become an Additional Term B Lender under the Credit Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) confirms it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement; (iv) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and other Loan Documents; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Loan Documents are required to be performed by it as a Lender.

Upon the execution and delivery of a counterpart of this Agreement by each Additional Term B Lender, the Administrative Agent and the Borrower, each of the undersigned Additional Term B Lenders shall become Lenders under the Credit Agreement and shall have the respective Additional Term B Commitments set forth on its signature page hereto, effective as of the Amendment No. 2 Effective Date.

For each Additional Term B Lender, delivered herewith to the Administrative Agent and the Borrower are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Term B Lender may be required to deliver to the Administrative Agent and the Borrower pursuant to Section 3.01 of the Credit Agreement.

This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

EXHIBIT C

REAFFIRMATION OF LOAN DOCUMENTS

Each of the undersigned acknowledges receipt of a copy of that certain Amendment No. 2 to Credit Agreement dated as of the date hereof (the “Amendment”) relating to the Credit Agreement dated as of March 23, 2012, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012 (the “Credit Agreement”) referred to therein, consents to the Amendment and each of the transactions referenced therein, hereby reaffirms its obligations under the Loan Documents to which it is a party and agrees that all references in any Loan Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by the Amendment.  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement, as amended by the Amendment.

Dated as of March 25, 2013

EXHIBIT D

Exhibit N

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [              ], 20[    ] (this “Agreement”), by and among [INCREMENTAL TERM LENDERS] (each, an “Incremental Term Lender”), MONITRONICS INTERNATIONAL, INC., a Texas corporation (the “Borrower”) and BANK OF AMERICA, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of March 23, 2012, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012 and Amendment No. 2 to Credit Agreement dated as of March 25, 2013 (as further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent, and each lender from time to time party thereto (capitalized terms used but not defined herein having the meanings provided in the Credit Agreement);

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may request an increase in the Term Facility; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Incremental Term Lenders shall become Term Lenders pursuant to one or more Joinder Agreements;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Incremental Term Lender hereby agrees to provide the respective Term Commitment set forth on its signature page hereto pursuant to and in accordance with Section 2.16 of the Credit Agreement.  The Term Commitments provided pursuant to this Agreement shall be subject to the terms set forth on Exhibit A hereto and otherwise as set forth in the Credit Agreement and to the conditions set forth in the Credit Agreement, and shall be entitled to all the benefits afforded by the Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty Agreement and security interests created by the Collateral Documents.

Each Incremental Term Lender and the Administrative Agent acknowledge and agree that the Term Commitments provided pursuant to this Agreement shall constitute Term Commitments for all purposes of the Credit Agreement and the other applicable Loan Documents.  Each Incremental Term Lender hereby agrees to make a Term Loan to the Borrower in an amount equal to its Term Commitment set forth on its signature page hereto on the date hereof in accordance with Section 2.16 of the Credit Agreement and on the terms set forth on Exhibit A hereto.

Each Incremental Term Lender (i) confirms it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Term Lender under the Credit Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into Agreement; (iii) confirms it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement; (iv) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and other Loan Documents; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Loan Documents are required to be performed by it as a Lender.

Upon the execution and delivery of a counterpart of this Agreement by each Incremental Term Lender, the Administrative Agent and the Borrower, each of the undersigned Incremental Term Lenders shall become Lenders under the Credit Agreement and shall have the respective Term Commitments set forth on its signature page hereto, effective as of the date hereof.

For each Incremental Term Lender, delivered herewith to the Administrative Agent and the Borrower are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Term Lender may be required to deliver to the Administrative Agent and the Borrower pursuant to Section 3.01 of the Credit Agreement.

This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.